CG FUNDS TRUST
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of the 20th day of January, 2015, to the Custody Agreement, dated as of December 5, 2013, (the “Agreement”), is entered into by and between CG Funds Trust f/k/a Capital Guardian Funds Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to change the name of the Trust from Capital Guardian Funds Trust to CG Funds Trust and to change the name of the fund from the Capital Guardian Core Balanced Fund to the CG Core Balanced Fund; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Effective as of January 20, 2015, Capital Guardian Funds Trust shall be known as CG Funds Trust.  Accordingly, all references to the Capital Guardian Funds Trust in the Agreement shall be replaced with CG Funds Trust.

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CG FUNDS TRUST	U.S. BANK, N.A.

By: /s/Michael R. Linburn	By: /s/ Michael R. McVoy

Name: Michael R. Linburn	Name: Michael R. McVoy

Title: EVP & Secretary	Title: Senior Vice President

Amended Exhibit B to the Custody Agreement – CG Funds Trust

Separate Series of CG Funds Trust

Name of Series

CG Core Balanced Fund